OI-416887

Certificate of Incorporation on Change of Name

I DO HEREBY CERTIFY that

Trumptech Digital Education Group Limited

having by Special resolution dated 8th day of April Two Thousand Twenty-Five changed its name, is now incorporated under name of

TDE Group Limited

Given under my hand and Seal at George Town in the
Island of Grand Cayman this 9th day of April
Two Thousand Twenty-Five

REGISTRAR OF COMPANIES
EXEMPTED
CAYMAN ISLANDS

An Authorised Officer,
Registry of Companies,
Cayman Islands.

Authorisation Code : 342394015867
www.verify.gov.ky
10 April 2025